Finisar Appoints Harold Hughes to Board of Directors

SUNNYVALE, CA -- 06/22/2004 -- Finisar Corporation (NASDAQ: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today announced the appointment of Harold Hughes to its Board of Directors.

Mr. Hughes has worked as an independent consultant since 2000. Mr. Hughes was employed by Intel Corporation, a semiconductor manufacturer, from 1974 through 1997 where he held several positions, including Chief Financial Officer (1989-1992) and Treasurer (1979-1986). From 1997 to 2000, Mr. Hughes founded and acted as CEO for Pandesic, LLC, a firm providing web-based SAP systems. Mr. Hughes also serves as a director of Xilinx, Inc., Remec, Inc., Rambus, Inc. and Berkeley Technology, Ltd., formerly known as London Pacific Group.

"We are extremely pleased to have Harold join our Board of Directors," said Jerry S. Rawls, Finisar's President and CEO. "His knowledge and experience will enable him to provide us with valuable counsel and advice."

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic subsystems and network performance test systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using IP and SONET/SDH-based protocols. The Company's headquarters is in Sunnyvale, California, USA. www.finisar.com

Contact
Investor Relations:
Shelby Palmer
Finisar Corporation
408-542-5050
investor.relations@finisar.com